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                     April 27, 2020

       Daniel P. Poneman
       President and Chief Executive Officer
       Centrus Energy Corp.
       6901 Rockledge Drive, Suite 800
       Bethesda, Maryland 20817

                                                        Re: Centrus Energy
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Response Dated
April 24, 2020
                                                            File No. 001-14287

       Dear Mr. Poneman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation